UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 3, 2004

C-COR Incorporated

(Exact name of Registrant as specified in its charter)

Pennsylvania	0-10726	24-0811591
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Decibel Road, State College, PA	16801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (814) 238-2461

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On September 3, 2004, the Registrant and its wholly owned subsidiary, Broadband Royalty Corporation, completed the purchase of substantially all of the assets and the assumption of certain liabilities of Optinel Systems, Inc. (“Optinel”).

Optinel, located in Elkridge, Maryland, is a privately held provider to the cable industry of optical Ethernet transport solutions from the network core to the customer premise for residential and business services. The assets purchased include Optinel’s PLEXiS™ platform which combines Gigabit Ethernet transport modules with DWDM and CWDM hardware to provide cable operators with a server-to-hub transport solution for services such as VOD, HDTV, broadcast video, high-speed Internet, and cable telephony. These assets and liabilities became part of the Registrant’s Broadband Communications Products business segment. The purchase price for the acquisition was an initial cash payment of approximately $9.5 million. The acquisition agreement also provides for the payment of an additional $6 million in contingent cash consideration if certain sales objectives are achieved in the thirteen-month period following closing. Assets acquired by the Registrant consist primarily of inventory, fixed assets, contractual rights and obligations, intellectual property and equipment which were used by Optinel in its operations.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Number	Description of Document
2.1	Acquisition Agreement by and among C-COR Incorporated, Broadband Royalty Corporation and Optinel Systems, Inc. dated as of August 27, 2004

99.1	Press Release dated September 7, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

C-COR Incorporated (Registrant)

September 8, 2004	By:	/s/ Joseph E. Zavacky
	Name:	Joseph E. Zavacky
	Title:	Controller and Assistant Secretary